EXHIBIT 10.27

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, is made and entered into this 22nd day of December 2010, by and between A. M. CASTLE & CO., a Maryland corporation, with offices located at 3400 North Wolf Road, Franklin Park, Illinois 60131 (the “Company”) and MICHAEL GOLDBERG (“Executive”).

WHEREAS, the Company desires to be assured that Executive will render services to Company in the event of any Change in Control (as defined below);

WHEREAS, Executive is willing to serve Company, but desires assurance that he will be protected in the event of any Change in Control; and

WHEREAS, the Company and Executive previously entered into a Change in Control Agreement dated January 26, 2006 (the “Prior Agreement”), which the parties desire to amend and restate in the form set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and promise contained herein, the parties agree as follows:

1. If:

a.	There is a Change in Control of Company; and

b.
(i) Within 24 months of such Change in Control, Executive’s employment is terminated by the Company for any reason other than discharge for Cause, death or Disability, or (ii) any of the following conditions exists within 24 months of such Change in Control, Executive provides written notice to the Company of the existence of any such condition(s) within 90 days of the initial existence of such condition(s), the Company fails to remedy the condition(s) which Executive outlines in his written notice within 30 days of being so notified, and Executive voluntarily terminates his employment within six months of providing such written notice:

•	Executive’s Duties and/or responsibilities have been (i) substantially changed or (ii) reduced; or

•	Executive has been transferred or relocated outside the Chicago metropolitan area; or

•	Executive’s Compensation has been reduced; and

then subject to the limitations and conditions of paragraphs 4 and 5 of this Agreement, Company shall provide the benefits described in paragraph 2 of this Agreement (in lieu of any severance benefits under Executive’s Employment/Non-Competition Agreement or under any Company severance plan).

2. Subject to the conditions described in paragraph 1 of this Agreement, or to the extent set forth in subparagraph 2(c) and 2(d) below, in the event of a Change in Control, the Company shall provide and Executive shall receive the following:

a.
A lump sum cash payment in the amount of two times the sum of (i) Executive’s annual base salary as of the date of the Change in Control plus (ii) the target incentive compensation for that same year. Such lump sum shall be payable within 30 days after Executive’s date of termination.

b.
With respect to any granted but not awarded shares under the 2005 Performance Stock Equity Plan, the number of shares payable to Executive as of the end of the performance cycle shall be estimated by the Board or Directors of the Company (the “Board”) in good faith*; the resulting number of shares shall be multiplied by a fraction, the numerator of which is the number of whole completed months of service completed by Executive and the denominator of which is the total number of months in the performance cycle, except that, in determining the number of shares to be awarded under the 2005 Performance Stock Equity Plan the number of shares shall be computed by multiplying by a fraction the numerator of which is the number of whole completed months of service completed by the Executive and the denominator of which is 24 and he shall be treated as having performed services for the Company from January 1, 2006. The resulting product shall be paid to Executive as soon as practicable following Executive’s termination of employment but in no event later than the later of (i) the date that is 2-1/2 months from the end of Executive’s first taxable year in which the shares are no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2-1/2 months from the end of the Company’s first taxable year in which the shares are no longer subject to a substantial risk of forfeiture.

c.
With respect to each outstanding and nonvested long-term performance award (including an equity-based or a non-equity-based long-term performance award) granted to the Executive by the Company, other than under the 2005 Performance Stock Equity Plan, a payment upon a Change in Control equal to the amount the Executive would have received under each such award had he continued in the employ of the Company through the last day of the applicable performance period, pro-rated for the number of days during such performance period that the Executive was employed prior to the date of the Change in Control; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such performance period have actually been met as determined as of the end of the completed calendar month immediately preceding the Change in Control (with any cumulative performance measures prorated on a straight line basis through such date), and payment of any such compensation that is required to be made in shares of the Company’s common stock shall be made in cash, with the fair market value of a share of the Company’s common stock underlying such award determined based on the value per share of the Company’s common stock provided to stockholders of the Company generally in connection with the Change in Control (or, if none, based on the closing market composite price of a share of the Company’s common stock on the date of the Change in Control as reported on the national securities exchange on which the stock is listed or, if not a trading day, on the last trading day preceding the date of the Change in Control). Such amount shall be paid to the Executive within ten (10) days following the date of the Change in Control but in no event later than the later of (i) the date that is 2-1/2 months from the end of Executive’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2-1/2 months from the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

d.
With respect to any then-outstanding and nonvested stock option, restricted stock, restricted stock unit, or other equity-based compensation awards (other than an equity-based long-term performance award), such awards shall be fully vested on Executive’s termination date; provided, however, that, upon a Change in Control, if and to the extent such nonvested stock option, restricted stock, restricted stock unit, or other equity-based compensation award is not converted into common stock of the acquirer (on an equivalent value basis) or if such common stock of the acquirer is not listed on a national securities exchange which is regulated under Section 6 of the Securities and Exchange Act of 1934, as amended, then such award shall fully and immediately vest effective as of the Change in Control and payment of any compensation in respect of such award that is required to be made or settled in shares of the Company’s common stock shall be made in cash, with the fair market value of a share of the Company’s common stock underlying such award determined based on the value per share of the Company’s common stock provided to stockholders of the Company generally in connection with the Change in Control (or, if none, based on the closing market composite price of a share of the Company’s common stock on the date of the Change in Control as reported on the national securities exchange on which the stock is listed or, if not a trading day, on the last trading day preceding the date of the Change in Control), and such amount shall be paid to the Executive within ten (10) days following the date of the Change in Control but in no event later than the later of (i) the date that is 2-1/2 months from the end of Executive’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2-1/2 months from the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

* With respect to shares of Performance Stock granted under Paragraph 4(d) of his Employment/Non-Competition Agreement, in no event shall the estimated number of shares be less than 45,000 shares. This minimum target payout does not apply to future awards under the 2005 Performance Stock Equity Plan or any subsequent plan.

e.
With respect to each then-outstanding and vested stock option granted to the Executive by the Company (including any stock option that becomes vested by application of subparagraph 2(d)), exercise such option at any time during the period beginning on the Executive’s termination date and ending on the earlier of the original expiration date of each such option (without regard to any accelerated expiration date otherwise resulting from the Executive’s termination of employment) or the expiration of the three-month period following the Executive’s termination date.

f.
Continued participation for twenty-four (24) months in medical, heath, dental, life insurance and disability coverages in which he and his eligible dependents were participating on the date of termination (or, in the event any such coverages have been terminated, equivalent plan coverages) at the Company’s sole expense until the end of the 24-month period following Executive’s termination date (or, in the case of medical, health, and dental coverages provided under a Company group health plan, the end of the 18-month period following Executive’s termination date); provided, however, that Executive’s (and each of his eligible dependent’s) right to continuation coverage, as provided in Code Section 4980B (“COBRA”), under any Company group health plan shall be reduced by the number of months of continued coverage provided pursuant to this subparagraph.

g.
A monthly cash payment equal to the applicable COBRA costs for each month, if any, after the 18-month period following Executive’s termination date during which he and his eligible dependents continue participation in the medical, health, and dental coverages provided under a Company group health plan in accordance with subparagraph (f) above, with each such payment being paid to Executive in the month to which the COBRA costs relate, but in no event later than the last day of Executive’s second taxable year following the taxable year in which his termination date occurs.

h.
If Executive is vested in the Company’s tax-qualified defined benefit plan at the time his employment terminates, he shall be entitled to an amount equal to the actuarial equivalent of the additional amount that Executive would have earned under such plan had he accumulated three (3) additional continuous years of service for benefit accrual purposes. Such amount shall be paid to Executive in an actuarially equivalent cash lump sum as of the later of (i) Executive’s normal retirement age (as defined in such tax-qualified defined benefit plan) or (ii) March 15th of the calendar year following the calendar year in which Executive’s termination date occurs.

i.
A pro-rata incentive compensation/bonus payment for the year of termination, payable promptly following the date of termination but in no event later than March 15th of the calendar year following the calendar year in which Executive’s termination date occurs; provided, however, that payment of such pro-rata incentive compensation/bonus shall be made only if and to the extent the applicable performance measure(s) for the year of termination have actually been met.

j.	Accrued vacation pay through the date of determination or other amounts earned, accrued or owing to Executive but not yet paid as of such date.

k.
For the period beginning on the Executive’s termination date and ending on the earlier of (i) the first anniversary of the termination date and (ii) the date on which the Executive commences employment with another employer, the Executive shall be permitted the use of a Company-owned or leased automobile on the terms and conditions set forth in the Company’s Automobile Policy.

l.
Other benefits, if any, in accordance with applicable plans, programs and arrangements of Company; provided, however, that this Agreement shall be the sole source of severance benefits paid by Company with respect to any termination of Executive’s employment covered by this Agreement

3. Notwithstanding any provision of this Agreement to the contrary:

a.
If and to the extent any payment or benefits under this Agreement are otherwise subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including any regulations and other applicable authorities promulgated thereunder (the “Code”), the intent of the parties is that such payment and benefits shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted, and such payment and benefits shall be paid or provided under such other conditions determined by the Company that cause such payment and benefits, to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A.  The Company makes no representation that any or all of the payments or benefits provided under this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

b.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following Executive’s termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

c.
Each payment payable to Executive under paragraph 2 of this Agreement on or after his date of termination shall be treated as a separate and distinct “payment” for purposes of Code Section 409A and, further, except with respect to the payment described in subparagraph 2(h), is intended to be exempt from Code Section 409A, including but not limited to the short-term deferral and involuntary separation pay plan exemptions thereunder. If and to the extent any such payment is determined to be subject to Code Section 409A and is otherwise payable upon Executive’s termination of employment, in the event Executive is a “specified employee” (as defined in Code Section 409A), any such payment that would otherwise have been payable in the first six (6) months following Executive’s termination of employment will not be paid to Executive until the date that is six (6) months and one (1) day following the date of Executive’s termination of employment (or, if earlier, Executive’s date of death).  Any such deferred payments will be paid in a lump sum; provided that no such actions shall reduce the amount of any payments otherwise payable to Executive under this Agreement.  Thereafter, the remainder of any such payments shall be payable in accordance with paragraph 2.

d.
With respect to any right to reimbursement of expenses or in-kind benefits under this Agreement, (i) all reimbursement of expenses to Executive shall be made on or prior to the last day of Executive’s taxable year following the taxable year in which such expenses were incurred by Executive, except that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of calendar year following the calendar year in which the expenses to be reimbursed were incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during Executive’s taxable year shall not in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

e.
Whenever a payment under this Agreement specifies a period within which such payment may be made, the actual date of payment within the specified period shall be within the sole discretion of the Company.

f.	In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

g.
To the extent required under Code Section 409A, (i) any reference herein to the term “Agreement” shall mean this Agreement and any other plan, agreement, method, program, or other arrangement, with which this Agreement is required to be aggregated under Code Section 409A, and (ii) any reference herein to the term “Company” shall mean the Company and all persons with whom the Company would be considered a single employer under Code Section 414(b) or 414(c).

4. If any payment or benefit made or provided to or for the benefit of Executive in connection with this Agreement or his employment with Company or the termination thereof (a “Payment”) is determined to be subject to the excise tax imposed by Code Section 4999 (or any successor to such Section) or interest or penalties with respect to such excise tax (such excise tax, together with any interests or penalties thereon, is herein referred to as an “Excise Tax”), then the aggregate “present value” of those Payments shall be limited in amount to the greater of the following dollar amounts (the “Benefit Limit”):

a.	Three times Executive’s “base amount” less one dollar, or

b.
The amount which yields Executive the greatest after-tax amount of Payments under this Agreement and any other plan, program or arrangement with the Company after taking into account all applicable taxes on those Payments, including but not limited to the excise tax imposed Section 4999 of the Code.

For purposes of applying the Benefit Limit, the definitions (for such terms as “base amount” and “present value”) and rules set forth in Code Section 280G shall apply. The amount of the Benefit Limit shall promptly be determined by an independent accounting firm selected by the parties and paid for by Company. Once any disputes have been resolved, then to the extent the aggregate present value of any Payments exceed the Benefit Limit, then the Payments shall be reduced in the following order, but only to the extent required to avoid application of the tax imposed by Code Section 4999: (i) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to Executive that is exempt from Code Section 409A, (ii) reduction of any other payments, excluding any payments with respect to the acceleration of equity awards, or benefits otherwise payable to Executive on a pro-rata basis or such other manner, but only to the extent such reduction otherwise complies with Code Section 409A, and (iii) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to Executive that is exempt from Code Section 409A. In the event amount determined under subparagraph “b” above is greater than that determined under subparagraph “a” above., Executive shall be responsible for any excise taxes on any benefits payable pursuant to this paragraph.

5. In consideration of the mutual covenants and agreements contained in this Agreement, Executive agrees to comply with the “Non-Compete” and “Confidential and Proprietary Information” covenants set forth in Executive’s Employment/Non-Competition Agreement and Company agrees to comply with the “Indemnification” covenants set forth in Executive’s Employment/Non-Competition Agreement.

6. Executive shall have no duty to mitigate his damages by seeking other employment. Should Executive actually receive other payments from any other employment, the payments called for hereunder shall not be reduced or offset by any such future earnings.

7. As used herein, the following definitions shall apply:

a.	The term “Change in Control” shall mean either:

i.
Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, including the regulations and other applicable authorities thereunder (the “Exchange Act”)) (“Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (“Beneficial Owner”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”), other than Simpson Estates;

ii.
Any change in the composition of the Board over a two-year period which results in a majority of the then present directors of Company not constituting a majority two years later, provided that in making such determination, directors who are elected by or upon the recommendation of the then current majority of the Board shall be excluded~~;~~

iii.	Approval by the shareholders of the Company of a complete dissolution or liquidation of the Company;

iv.
Any sale or disposition to a Person of the assets of the Company equal to more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company before such sale or disposition; provided that, for purposes of this subparagraph (b)(iv), the “gross fair market value” shall be determined without regard to any liabilities associated with the assets of the Company or the assets so sold or disposed; or

v.
There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity, other than (A) a merger or consolidation immediately following which the individuals who comprise the Board of the Company immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation, or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, or (C) a merger or consolidation of any direct or indirect subsidiary of the Company (y) for whom the Executive is not performing services at the time of such merger or consolidation or (z) that is not a majority shareholder of the corporation for whom the Executive is performing services at the time of such merger or consolidation.

b.	All other capitalized terms used herein without definition shall have the same meanings as set forth in Executive’s Employment/Non- Competition Agreement.

8. This Agreement shall be binding upon and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties hereto.

9. This Agreement shall terminate if Executive, prior to any acquisition or Change in Control announced in a Company press release, voluntarily resigns, retires, become permanently and totally Disabled, or dies. This Agreement shall also terminate if Executive’s employment is terminated, prior to any announced acquisition or Change in Control, by the Board, unless Executive can reasonably demonstrate that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in direct anticipation of the Change in Control.

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MICHAEL GOLDBERG

Executive

A. M. CASTLE & CO.

By:
Its: